EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of WPX Energy, Inc. (“WPX”) and RKI Exploration & Production, LLC (“RKI”), and has been adjusted to reflect the following:

•	Proposed acquisition of RKI through the merger of a WPX subsidiary and RKI, for consideration of approximately $2.75 billion, consisting of 40 million unregistered shares of WPX common stock and approximately $2.28 billion in cash (the “Acquisition”). The cash consideration is subject to closing adjustments and will also be reduced by our assumption of $400 million of aggregate principal amount of RKI’s senior notes and any amounts outstanding under RKI’s revolving credit facility.

•	Adjustments to RKI’s historical information to remove the effect of RKI’s assets in the Powder River Basin and certain other assets outside the Delaware Basin. In connection with the Acquisition, RKI intends either (i) to contribute its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which will be paid to RKI’s equity holders in connection with the Acquisition, or (ii) to dispose of such assets in a third party sale. We refer to either the contribution or sale of such assets herein as the “RKI Dispositions.”

•	Impact of proposed concurrent offerings by WPX of $1.2 billion aggregate principal amount of senior notes, 27 million shares of common stock resulting in gross proceeds of $303 million, based on an assumed offering price of $11.22 per share (the closing price of our common stock on the New York Stock Exchange (“NYSE”) on July 10, 2015), 6 million shares of mandatory convertible preferred stock resulting in gross proceeds of $300 million and borrowings under our revolving credit facility and the repayment of RKI debt with a portion of the proceeds therefrom (collectively, the “Financing Transactions”).

Certain of RKI’s historical amounts have been reclassified to conform to the financial statement presentation of WPX. The unaudited pro forma condensed combined balance sheet as of March 31, 2015 gives effect to the Acquisition, the RKI Dispositions and the Financing Transactions as if they had occurred on March 31, 2015. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 both give effect to the Acquisition, RKI Dispositions and Financing Transactions as if they had occurred on January 1, 2014.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to reflect the Acquisition, RKI Dispositions and related Financing Transactions and do not represent what our results of operations or financial position would actually have been had the transactions occurred on the dates noted above, or project our results of operations or financial position for any future periods. The unaudited pro forma condensed combined financial statements are intended to provide information about the continuing impact of the Acquisition, the RKI Dispositions and the Financing Transactions as if they had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

The following unaudited pro forma condensed combined financial information should be read in conjunction with WPX’s and RKI’s consolidated financial statements and related notes. WPX financial statements and notes are included in WPX’s Annual Report on Form 10-K for the year ended December 31, 2014 and WPX’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015. RKI’s consolidated financial statements and notes are included elsewhere in this filing.

WPX Energy, Inc.

Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015

(Unaudited)

	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Assets
Current assets:
Cash and cash equivalents	$82	$29	$(27)	$(1,333	)(a)	$1,803	(e)	$56
						(915	)(f)
						(83	)(h)
						500	(i)
Accounts receivable, net of allowance	347	86	—	—		—		433
Derivative assets	431	78	—	—		—		509
Inventories	49	18	(11)	—		—		56
Margin deposits	18	—	—	—		—		18
Assets classified as held for sale	132	—	—	—		—		132
Other	28	4	(1)	—		—		31

Total current assets	1,087	215	(39)	(1,333)		1,305		1,235
Properties and equipment (successful efforts method of accounting)	12,041	2,552	(829)	1,344	(a)	—		14,792
				(316	)(b)
Less – accumulated depreciation, depletion and amortization	(5,130)	(419)	103	316	(b)	—		(5,130)

Properties and equipment, net	6,911	2,133	(726)	1,344		—		9,662
Goodwill	—	—	—	488	(a)	—		488
Derivative assets	58	19	—	—		—		77
Other noncurrent assets	47	19	—	—		26	(h)	92

Total assets	$8,103	$2,386	$(765)	$499		$1,331		$11,554

Liabilities and Equity
Current liabilities:
Accounts payable	$464	$132	$—	$—		$—		$596
Accrued and other current liabilities	139	81	(17)	—		—		203
Liabilities associated with assets held for sale	47	—	—	—		—		47
Deferred income taxes	164	27	—	—		—		191
Derivative liabilities	22	—	—	—		—		22

Total current liabilities	836	240	(17)	—		—		1,059
Deferred income taxes	614	101	(41)	499	(a)	(29	)(g)	1,144
Long-term debt	2,000	860	—			1,200	(e)	3,700
						(860	)(f)
						500	(i)
Derivative liabilities	2	—	—	—		—		2
Asset retirement obligations	203	24	(2)	7	(a)	—		232
Other noncurrent liabilities	59	—	—	—		—		59
Equity:
Stockholders’ equity:
Preferred stock	—	—	—	—		300	(e)	289
						(11	)(h)
Common stock	2	—	—	—		—		2
Additional paid-in-capital	5,564	920	—	(920	)(c)	303	(e)	6,307
				449	(d)
						(9	)(h)
Accumulated deficit	(1,177)	241	(705)	464	(c)	(63	)(g)	(1,240)

Total stockholders’ equity	4,389	1,161	(705)	(7)		520		5,358

Total liabilities and equity	$8,103	$2,386	$(765)	$499		$1,331		$11,554

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Three Months Ended March 31, 2015
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$167	$8	$(1)	$—		$—		$174
Oil and condensate sales	117	69	(33)	—		—		153
Natural gas liquid sales	23	2	—	—		—		25

Total product revenues	307	79	(34)	—		—		352
Gas management	158	—	—	—		—		158
Net gain (loss) on derivatives not designated as hedges	105	44	(18)	—		—		131
Other	2	—	—	—		—		2

Total revenues	572	123	(52)	—		—		643
Costs and expenses:
Lease and facility operating	57	25	(13)	—		—		69
Gathering, processing and transportation	73	2	—	—		—		75
Taxes other than income	22	7	(4)	—		—		25
Gas management, including charges for unutilized pipeline capacity	109	—	—	—		—		109
Exploration	7	2	(2)	—		—		7
Depreciation, depletion and amortization	216	60	(27)	2	(j)	—		251
Gain on sale of assets	(69)	—	—	—		—		(69)
General and administrative	64	13	(4)	—		—		73
Other—net	26	—	—	—		—		26

Total costs and expenses	505	109	(50)	2		—		566

Operating income (loss)	67	14	(2)	(2)		—		77
Interest expense	(33)	(10)	3	—		(23	)(l)	(56)
						7	(m)
Investment income and other	1	—	—	—		—		1

Income (loss) from continuing operations before income taxes	35	4	1	(2)		(16)		22
Provision (benefit) for income taxes	13	2	—	(1	)(n)	(6	)(n)	8

Income (loss) from continuing operations	22	2	1	(1)		(10)		14
Less: Dividends from preferred stock	—	—	—	—		(4	)(o)	(4)

Net income attributable to WPX Energy, Inc common shareholders	22	2	1	(1)		(14)		10

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.11							$0.04
Weighted-average shares (millions)	204.1			40.0	(k)	27.0	(p)	271.1
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.11							$0.04
Weighted-average shares (millions)	205.9			40.0	(k)	27.0	(p)	272.9

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Three Months Ended March 31, 2014
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$317	$22	$(4)	$—		$—		$335
Oil and condensate sales	149	90	(37)	—		—		202
Natural gas liquid sales	61	13	(4)	—		—		70

Total product revenues	527	125	(45)	—		—		607
Gas management	561	—	—	—		—		561
Net gain (loss) on derivatives not designated as hedges	(195)	(12)	4	—		—		(203)
Other	1	—	—	—		—		1

Total revenues	894	113	(41)	—		—		966
Costs and expenses:
Lease and facility operating	60	17	(6)	—		—		71
Gathering, processing and transportation	89	—	—	—		—		89
Taxes other than income	35	11	(6)	—		—		40
Gas management, including charges for unutilized pipeline capacity	391	—	—	—		—		391
Exploration	15	2	(2)	—		—		15
Depreciation, depletion and amortization	193	49	(21)	2	(j)	—		223
Gain on sale of assets	—	—	—	—		—		—
General and administrative	67	9	(3)	—		—		73
Other—net	2	—	—	—		—		2

Total costs and expenses	852	88	(38)	2		—		904

Operating income (loss)	42	25	(3)	(2)		—		62
Interest expense	(29)	(10)	3	—		(23	)(l)	(52)
						7	(m)
Investment income and other	—	1	(1)	—		—		—

Income (loss) from continuing operations before income taxes	13	16	(1)	(2)		(16)		10
Provision (benefit) for income taxes	13	6	—	(1	)(n)	(6	)(n)	12

Income (loss) from continuing operations	—	10	(1)	(1)		(10)		(2)
Less: Dividends from preferred stock	—	—	—	—		(4	)(o)	(4)

Net income attributable to WPX Energy, Inc common shareholders	—	10	(1)	(1)		(14)		(6)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$—							$(0.02)
Weighted-average shares (millions)	201.5			40.0	(k)	27.0	(p)	268.5
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$—							$(0.02)
Weighted-average shares (millions)	205.2			40.0	(k)	27.0	(p)	268.5

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Year Ended December 31, 2014
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$1,002	$68	$(8)	$—		$—		$1,062
Oil and condensate sales	724	402	(167)	—		—		959
Natural gas liquid sales	205	44	(7)	—		—		242

Total product revenues	1,931	514	(182)	—		—		2,263
Gas management	1,120	—	—	—		—		1,120
Net gain (loss) on derivatives not designated as hedges	434	81	(31)	—		—		484
Other	8	1	(1)	—		—		8

Total revenues	3,493	596	(214)	—		—		3,875
Costs and expenses:
Lease and facility operating	244	81	(28)	—		—		297
Gathering, processing and transportation	328	6	—	—		—		334
Taxes other than income	126	47	(24)	—		—		149
Gas management, including charges for unutilized pipeline capacity	987	—	—	—		—		987
Exploration	173	20	(19)	—		—		174
Depreciation, depletion and amortization	810	214	(90)	9	(j)	—		943
Impairment of producing properties and costs of acquired unproved reserves	20	—	—	—		—		20
Loss on sale of working interests in the Piceance Basin	196	—	—	—		—		196
Gain on sale of assets	—	(130)	130	—		—		—
General and administrative	271	52	(15)	—		—		308
Other—net	12	—	—	—		—		12

Total costs and expenses	3,167	290	(46)	9		—		3,420

Operating income (loss)	326	306	(168)	(9)		—		455
Interest expense	(123)	(40)	13	—		(91	)(l)	(214)
						27	(m)
Investment income and other	1	—	—	—		—		1

Income (loss) from continuing operations before income taxes	204	266	(155)	(9)		(64)		242
Provision (benefit) for income taxes	75	96	(56)	(3	)(n)	(23	)(n)	89

Income (loss) from continuing operations	129	170	(99)	(6)		(41)		153
Less: Dividends from preferred stock	—	—	—	—		(18	)(o)	(18)

Net income attributable to WPX Energy, Inc common shareholders	129	170	(99)	(6)		(59)		135

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.63							$0.50
Weighted-average shares (millions)	202.7			40.0	(k)	27.0	(p)	269.7
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.62							$0.50
Weighted-average shares (millions)	206.3			40.0	(k)	27.0	(p)	273.3

WPX Energy, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 1. Unaudited Pro Forma Condensed Combined Balance Sheet

RKI Dispositions

In connection with the Acquisition, RKI intends either (i) to contribute its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which will be paid to RKI’s equity holders in connection with the Acquisition, or (ii) to dispose of such assets in a third party sale. We refer to either the contribution or sale of such assets herein as the “RKI Dispositions.” The pro forma balance sheet assumes the probable distribution of these assets and certain related liabilities to an RKI subsidiary that will be owned by RKI equity holders. In either case, WPX would acquire RKI exclusive of these assets.

Acquisition Adjustments

The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2015 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. WPX expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition but is not required to finalize for one year from the closing date of the Acquisition.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•	changes in the estimated fair value of the 40 million shares of WPX common stock to be transferred to RKI’s equity holders, based on WPX’s share price at the date of closing;

•	final working capital and other post-closing adjustments, including amounts outstanding under RKI’s revolving credit facility or any proceeds received from the RKI Dispositions prior to closing;

•	changes in the estimated fair value of RKI’s assets acquired and liabilities assumed as of the date of the transaction, which could result from changes in future oil and gas commodity prices, reserve estimates, interest rates, and other factors; and

•	the tax basis of RKI’s assets and liabilities as of the closing date of the Acquisition as well as the evaluation of our ability to recognize the deferred tax asset for RKI’s federal net operating loss carryovers.

The preliminary consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill expected to be recorded is as follows:

Preliminary Purchase Price Allocation
(Millions)
Consideration:
Cash	$1,333
Fair value of WPX common stock to be issued (1)	449

Total consideration	$1,782
Fair value of liabilities assumed:
Accounts payable	$132
Accrued liabilities	64
Deferred income taxes, current	27
Deferred income taxes, noncurrent	559
Long-term debt	860
Asset retirement obligation	29

Total liabilities assumed as of March 31, 2015	$1,671
Fair value of assets acquired:
Cash and cash equivalents	$2
Accounts receivable, net	86
Derivative assets, current	78
Derivative assets, noncurrent	19
Inventories	7
Other current assets	3
Properties and equipment, net	2,751
Other noncurrent assets	19

Total assets acquired as of March 31, 2015	$2,965

Goodwill as of March 31, 2015	$488

(1)	Based on 40 million shares of WPX common stock at $11.22 per share (the closing price of our common stock on the NYSE on July 10, 2015).

The goodwill recognized primarily results from the impact of deferred tax adjustments. The Acquisition is a taxable purchase of RKI’s stock for federal income tax purposes and, consequently, RKI’s basis in its assets and liabilities as well as its net operating loss carryovers will carry over to WPX for federal income tax purposes. Although the usage of such net operating losses will be subject to annual limitation prescribed by Section 382 of the Internal Revenue Code, we do not expect to record a valuation allowance against the associated deferred tax asset. The difference between the purchase price allocated to RKI’s assets and liabilities based on fair value and the tax basis of these assets and liabilities results in additional deferred income tax liability.

Based on the closing stock price on July 10, 2015, the preliminary value of WPX’s equity consideration to be transferred was approximately $449 million. The final value of WPX consideration will be determined based on the actual number of WPX shares issued and the market price of WPX’s common stock on the closing date of the Acquisition. A ten percent increase or decrease in the closing price of WPX’s common stock, as compared to July 10, 2015 closing price of $11.22, would increase or decrease the purchase price by approximately $45 million, assuming all other factors are held constant.

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of March 31, 2015 to reflect the acquisition adjustments related to the Acquisition:

(a)	The allocation of the estimated fair value of consideration transferred of $1.33 billion of cash and $449 million of common stock (based on the closing price of WPX’s common stock as of July 10, 2015) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	$1.33 billion in cash paid to RKI related to the Acquisition;

•	$1.34 billion increase in RKI’s book basis of property, plant and equipment to reflect them at fair value;

•	$488 million of goodwill associated with the transaction;

•	a net $499 million increase in deferred tax liabilities associated with the transaction, including a valuation allowance on certain RKI deferred tax assets related to state net operating losses; and

•	a $7 million increase in RKI’s asset retirement obligations to reflect them at fair value.

(b)	Reflects the elimination of RKI’s historical accumulated depreciation, depletion and amortization (“DD&A”) balances against gross properties and equipment.

(c)	Reflects the elimination of RKI’s historical equity balances in accordance with the acquisition method of accounting.

(d)	Reflects the estimated increase in WPX common stock and additional paid-in capital resulting from the issuance of WPX shares to the RKI equity holders to effect the transaction.

Financing Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet to reflect the Financing Transactions:

(e)	Represents $1.803 billion in cash anticipated to be received through proposed concurrent offerings of $1.2 billion of senior notes, $303 million of WPX common stock, and $300 million of mandatory convertible preferred stock. The anticipated cash to be received is before fees as described in (h) below and potential discounts. None of the offerings is conditioned on the consummation of any other offering or on the Acquisition.

(f)	Reflects the cash used for repayment of the $460 million outstanding under RKI’s revolving credit facility as of March 31, 2015 and the satisfaction and discharge of RKI’s long-term debt consisting of a principal amount of $400 million and a make-whole premium of $55 million.

(g)	Reflects the expense of the $55 million make-whole premium noted in (f) above and the corresponding tax impact of $20 million. Also included is the expensing of approximately $37 million of advisory fees, bridge financing commitments and other fees associated with the Acquisition; offset by the corresponding tax impact of $9 million.

(h)	Reflects $83 million for the following estimated fees:

•	$26 million comprised of $18 million in debt issuance costs for underwriting, banking, legal and accounting fees associated with the debt offering and $8 million of fees to amend certain terms of our revolving credit facility;

•	$11 million related to fees associated with the proposed issuance of mandatory convertible preferred stock;

•	$9 million related to fees associated with the proposed issuance of WPX common stock; and

•	$37 million of advisory fees, bridge financing commitments and other fees noted in (g) above associated with the Acquisition.

(i)	Represents $500 million of borrowings on our revolving credit facility to complete the Acquisition based on cash and cash equivalents as of March 31, 2015. Borrowings under our revolving credit facility will be decreased or increased if we receive more or less proceeds from the consummation of the proposed concurrent offerings. If the underwriters’ exercise their option to purchase additional shares of common stock or additional shares of mandatory convertible preferred stock as part of the Financing Transactions, we expect to reduce borrowings under our revolving credit facility. In addition, subsequent to March 31, 2015, WPX completed the sale of certain transportation contracts and received proceeds in excess of $200 million. WPX intends to use a significant portion of the proceeds from such asset sale and a portion of the cash it generated subsequent to March 31, 2015 to fund, in part, the Acquisition. The amount of any such additional cash used to fund the Acquisition will reduce the amount of borrowings under our revolving credit facility used to fund the Acquisition.

Note 2. Unaudited Pro Forma Condensed Combined Statements of Operations

RKI Disposition

The amounts presented are primarily adjustments necessary to reflect the removal of the results of operations of the Powder River Basin and other properties outside the Delaware Basin from RKI’s consolidated historical financial statements.

Acquisition Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the acquisition transactions related to the Acquisition:

(j)	Reflects additional DD&A expense resulting from the increased basis of property, plant and equipment acquired.

(k)	Reflects 40 million shares of WPX common stock to be issued to RKI equity holders as a portion of the consideration for the Acquisition.

(n)	Represents an estimated tax impact of pretax pro forma adjustments.

Financing Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the financing transactions related to the Acquisition:

(l)	Reflects an assumed weighted average interest rate of 6.5 percent in respect to an aggregate of $1.2 billion of senior notes to be issued as part of the Financing Transactions. Actual interest expense may be higher or lower depending on fluctuations in interest rates and other market conditions. A one-eighth percent change in the assumed weighted average interest rate would result in a change of approximately $1.5 million in annual interest expense. Interest expense also assumes a weighted average interest rate of 2.25 percent in respect to $500 million of borrowings on our revolving credit facility. Also included are estimated amortization of debt issuance costs related to the notes offerings. Such costs are amortized over the terms of the associated debt.

(m)	Reflects the elimination of RKI remaining interest expense assuming no outstanding debt for the reporting periods.

(n)	Represents an estimated tax impact of pretax pro forma adjustments.

(o)	Reflects the dividends on the mandatory convertible preferred stock to be issued as part of the Financing Transactions based on an assumed dividend rate. A one-eighth percent change in the assumed dividend rate would result in a change of approximately $375 thousand in annual dividends paid.

(p)	Includes 27 million shares of common stock, reflecting gross proceeds of $303 million based on an assumed offering price of $11.22 per share (the closing price of our common stock on the NYSE on July 10, 2015). For purposes of the calculation of shares for diluted earnings per share, the conversion of mandatory convertible preferred stock under the if-converted method would result in an additional 26.7 million common shares outstanding; however, no adjustment for these shares is reflected in the number of shares used in the diluted earnings per share calculations as they would be antidilutive.